EXHIBIT 99.1

NewsRelease
TC PipeLines, LP Reports Increase in
Third Quarter 2010 Results

HOUSTON, Texas – October 27, 2010 –TC PipeLines, LP (NASDAQ: TCLP) (the Partnership) today reported a $5.7 million increase in third quarter 2010 Partnership cash flows to $45.4 million compared to $39.7 million for the same period in 2009. Net income for third quarter 2010 was $38.6 million, an increase of $11.2 million, compared to $27.4 million for the same period in 2009.

“Overall, TC PipeLines generated strong earnings and cash flows during the third quarter from our underlying pipeline assets, particularly Northern Border. The Partnership increased its quarterly cash distribution rate by three per cent to $0.75 per common unit, or $3.00 per common unit on an annualized basis,” said Steve Becker, president of TC PipeLines GP, Inc. “Both Northern Border and Great Lakes have contracted major portions of their capacity into 2011. Moving forward, we will remain disciplined and opportunistic in our approach to growing the Partnership.”

Third Quarter Highlights (All financial figures are unaudited)
·	Increased cash distributions by 3 per cent to $0.75 per common unit
·	Partnership cash flows of $45.4 million
·	Paid cash distributions of $34.4 million
·	Net income of $38.6 million or $0.82 per common unit
·	Strong financial results from Northern Border pipeline

(unaudited)	Three months ended September 30,		Nine months ended September 30,
(millions of dollars except per common unit amounts)	2010	2009	2010	2009
Partnership cash flows(a)	45.4	39.7	128.4	110.1
Cash distributions paid	34.4	30.7	103.3	86.3
Cash distributions declared per common unit(b)	$0.75	$0.73	$2.21	$2.165
Net income(c)	38.6	27.4	100.0	81.2
Net income prior to recast(c) (d)	38.6	27.4	100.0	72.9
Net income per common unit(e)	$0.82	$0.65	$2.12	$1.78
Weighted average common units outstanding (millions)	46.2	41.2	46.2	37.0
Common units outstanding at end of period (millions)	46.2	41.2	46.2	41.2

(a) Partnership cash flows is a non-GAAP financial measure. Refer to the section entitled “Partnership Cash Flows” for further detail.

(b) The Partnership’s 2010 third quarter cash distribution will be paid on November 12, 2010 to unitholders of record as of the close of business on October 31, 2010.

(c) The acquisition of North Baja from TransCanada Corporation was accounted for as a transaction between entities under common control, similar to a pooling of interests, whereby the assets and liabilities of North Baja were recorded at TransCanada Corporation’s carrying value and the Partnership’s historical financial information was recast to include North Baja for all periods presented on a consolidated basis. The effect of recasting the Partnership’s consolidated financial statements to account for the common control transaction increased the Partnership’s net income by $8.3 million for the nine months ended September 30, 2009 from amounts previously reported.

(d) Net income prior to recast is a non-GAAP financial measure. Refer to the section entitled “Net Income” for further detail.

(e) Net income per common unit is computed by dividing net income prior to recast (net income allocable to partners which excludes North Baja’s earnings prior to the Partnership’s acquisition on July 1, 2009), after deduction of the general partner’s allocation, by the weighted average number of common units outstanding. The general partner’s allocation is computed based upon the general partner’s two per cent interest plus an amount equal to incentive distributions.

Recent Developments

Third Quarter Cash Distribution
On October 20, 2010, the Partnership announced that the Board of Directors of TC PipeLines GP, Inc. declared the Partnership’s third quarter 2010 cash distribution of $0.75 per common unit. This cash distribution is an increase of $0.02 per common unit from the second quarter 2010 distribution and an increase of $0.08 per common unit on an annualized basis. The distribution is payable on November 12, 2010 to unitholders of record as of the close of business on October 31, 2010.

Partnership Cash Flows
The Partnership uses the non-GAAP financial measures “Partnership cash flows” and “Partnership cash flows before general partner distributions” as they provide measures of cash generated during the period to evaluate our cash distribution capability. As well, management uses these measures as a basis for recommendations to our general partner’s board of directors regarding the distribution to be declared each quarter. Partnership cash flow information is presented to enhance investors’ understanding of the way that management analyzes the Partnership’s financial performance.

Partnership cash flows include cash distributions from the Partnership’s equity investments, Great Lakes and Northern Border, plus operating cash flows from the Partnership’s wholly-owned subsidiaries, North Baja (post-acquisition) and Tuscarora, net of Partnership costs and distributions declared to the general partner.

Partnership cash flows and Partnership cash flows before general partner distributions are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial results prepared in accordance with GAAP.

Third Quarter 2010
Partnership cash flows increased $5.7 million to $45.4 million in the third quarter of 2010 compared to $39.7 million in the same period of 2009. This increase was primarily due to an increase in cash distributions from Northern Border of $8.1 million partially offset by decreased cash distributions from Great Lakes of $2.4 million.

The Partnership paid distributions of $34.4 million in the third quarter of 2010, an increase of $3.7 million compared to the same period in 2009, due to an increase in the number of common units outstanding.

Net Income
The Partnership uses the non-GAAP financial measure “Net income prior to recast” as a financial performance measure. Net income prior to recast excludes North Baja’s net income for periods prior to the date on which the Partnership acquired North Baja. The acquisition of North Baja from TransCanada Corporation was accounted for as a transaction under common control, similar to a pooling of interests, whereby the Partnership’s historical financial information was recast to include the net income of North Baja for all periods presented, which included income that did not accrue to the Partnership’s general partner interest or to the Partnership’s common units, but rather, accrued to North Baja’s former parent.

Net income prior to recast is presented to enhance investors’ understanding of the way management analyzes the Partnership’s financial performance. Net income prior to recast is provided as a supplement to GAAP financial results and is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

The shaded areas in the tables below disclose the results from Great Lakes and Northern Border, representing 100 per cent of each entity's operations for the given period.

	For the three months ended September 30, 2010					For the three months ended September 30, 2009
(unaudited) (millions of dollars)	PipeLP	Other Pipes(a)	Corp(b)	GLGT	NBPC(c)	PipeLP	Other Pipes(a)	Corp(b)	GLGT	NBPC(c)
Transmission revenues	17.4	17.4	-	61.9	81.0	17.5	17.5	-	68.9	65.2
Operating expenses	(3.1)	(3.1)	-	(13.3)	(17.6)	(2.5)	(2.5)	-	(16.5)	(19.0)
General and administrative	(0.9)	-	(0.9)	-	-	(1.0)	-	(1.0)	-	-
	13.4	14.3	(0.9)	48.6	63.4	14.0	15.0	(1.0)	52.4	46.2
Depreciation	(3.8)	(3.8)	-	(8.0)	(15.4)	(3.7)	(3.7)	-	(14.7)	(15.6)
Financial charges, net and other	(6.6)	(1.2)	(5.4)	(7.7)	(5.6)	(6.6)	(1.0)	(5.6)	(8.1)	(9.1)
Michigan business tax	-	-	-	(1.4)	-	-	-	-	(1.3)	-
				31.5	42.4				28.3	21.5
Equity income	35.6	-	-	14.6	21.0	23.7	-	-	13.2	10.5
Net income	38.6	9.3	(6.3)	14.6	21.0	27.4	10.3	(6.6)	13.2	10.5

	For the nine months ended September 30, 2010					For the nine months ended September 30, 2009
(unaudited) (millions of dollars)	PipeLP	Other Pipes(a)	Corp(b)	GLGT	NBPC(c)	PipeLP	Other Pipes(a)	Corp(b)	GLGT	NBPC(c)
Transmission revenues	51.8	51.8	-	197.7	215.9	34.1	34.1	-	220.4	193.9
Operating expenses	(9.8)	(9.8)	-	(43.1)	(55.3)	(5.1)	(5.1)	-	(49.6)	(55.8)
General and administrative	(3.3)	-	(3.3)	-	-	(5.1)	-	(5.1)	-	-
	38.7	42.0	(3.3)	154.6	160.6	23.9	29.0	(5.1)	170.8	138.1
Depreciation	(11.2)	(11.2)	-	(32.4)	(46.2)	(7.2)	(7.2)	-	(43.9)	(46.4)
Financial charges, net and other	(19.3)	(3.2)	(16.1)	(23.3)	(17.6)	(20.9)	(3.3)	(17.6)	(24.4)	(27.4)
Michigan business tax	-	-	-	(4.1)	-	-	-	-	(4.4)	-
				94.8	96.8				98.1	64.3
Equity income	91.8	-	-	44.0	47.8	77.1	-	-	45.6	31.5
Net income	100.0	27.6	(19.4)	44.0	47.8	72.9	18.5	(22.7)	45.6	31.5
North Baja's contribution prior to acquisition(d)	-	-	-	-	-	8.3	8.3	-	-	-
Net income(d)	100.0	27.6	(19.4)	44.0	47.8	81.2	26.8	(22.7)	45.6	31.5

(a) “Other Pipes” includes the results of North Baja and Tuscarora.

(b) “Corp” includes the costs of the Partnership, but excludes the costs of its subsidiaries.

(c) The Partnership owns a 50 per cent general partner interest in Northern Border. Equity income includes the 12-year amortization of a $10.0 million transaction fee paid to the operator of Northern Border at the time of the additional 20 per cent acquisition in April 2006.

(d) The acquisition of North Baja from TransCanada Corporation was accounted for as a transaction between entities under common control, similar to a pooling of interests, whereby the assets and liabilities of North Baja were recorded at TransCanada Corporation’s carrying value and the Partnership’s historical financial information was recast to include the acquired entity for all periods presented on a consolidated basis.

Third Quarter 2010
Net income increased $11.2 million to $38.6 million in the third quarter of 2010 compared to $27.4 million in the same period in 2009. This increase was primarily due to higher equity income from Northern Border and Great Lakes partially offset by lower net income from Other Pipes.

Equity income from Northern Border was $21.0 million in the third quarter of 2010, an increase of $10.5 million compared to the same period in 2009. The increase in equity income was primarily due to increased transmission revenues and reduced operating expenses and financial charges. Northern Border’s transmission revenues increased $15.8 million primarily due to increased demand for transportation services on Northern Border in the third quarter of 2010 due to a number of factors, including new pipeline infrastructure contributing to a reduction in the level of competing gas supply in the market area making Northern Border’s delivered price of gas more competitive in the market as well as warmer weather in 2010 compared to 2009 contributing to higher demand. Operating expenses decreased $1.4 million in the third quarter of 2010 compared to the same period in 2009 primarily due to decreased administrative costs and property taxes. Financial charges, net and other decreased $3.5 million in the third quarter of 2010 compared to the same period in 2009 primarily due to lower effective interest rates and lower average debt outstanding.

Equity income from Great Lakes was $14.6 million in the third quarter of 2010, an increase of $1.4 million compared to $13.2 million for the same period in 2009. The increase in equity income was primarily due to depreciation rate reductions from the GL Settlement and lower operating expenses, partially offset by decreased transmission revenues. Great Lakes’ transmission revenues for the three months ended September 30, 2010 decreased $7.0 million compared to the same period last year due to lower transportation values and decreased demand for short-term transportation, and the impact of the GL Settlement rates on long-term revenues. Operating and maintenance expenses decreased by $3.2 million compared to the same period in 2009.

Net income from Other Pipes, which includes results from North Baja and Tuscarora, was $9.3 million in the third quarter of 2010, a decrease of $1.0 million compared to the same period in 2009. This decrease was primarily due to higher operating expenses of North Baja including the costs of contracting for capacity on the Gasoducto Bajanorte pipeline in advance of bringing on additional supply expected from the Yuma Lateral in first quarter 2011, as well as higher property taxes.

Liquidity and Capital Resources
At September 30, 2010, there were no amounts outstanding on the Partnership’s revolving credit facility and $250.0 million was available for future borrowings. The Partnership was in compliance with the covenants of the credit agreement at September 30, 2010. The average interest rate on the credit facility was 4.2 per cent for the three months ended September 30, 2010, including the impact of interest rate hedging activity.

Conference Call
Analysts, members of the public, the media and other interested parties are invited to participate in a teleconference and audio webcast on Thursday, October 28, 2010 at 11:00 a.m. central daylight time (CDT) and 12:00 p.m. eastern daylight time (EDT). Steve Becker, president of the general partner, will discuss third quarter 2010 financial results and general developments of the Partnership, followed by a question and answer session for the investment community and media.

To participate, please call 866.225.0198. No pass code is required.

A replay of the teleconference call will also be available two hours after the conclusion of the call and until 11 p.m. CDT and midnight EDT on Thursday, November 4, 2010, by dialing 800.408.3053, then entering pass code 7544554.

A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com. An audio replay of the call will be maintained on the website.

TC PipeLines, LP has interests in approximately 3,700 miles of federally regulated U.S. interstate natural gas pipelines, including Great Lakes Gas Transmission Limited Partnership (46.45 per cent ownership), Northern Border Pipeline Company (50 per cent ownership), North Baja Pipeline, LLC (100 per cent ownership) and Tuscarora Gas Transmission Company (100 per cent ownership). Great Lakes is a 2,115-mile natural gas pipeline system serving markets in Minnesota, Wisconsin, Michigan and eastern Canada. The 1,249-mile Northern Border Pipeline transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. North Baja is an 80-mile bi-directional pipeline system that transports natural gas between southwestern Arizona and a point on the California/Mexico border where it connects with a natural gas pipeline system in Mexico. Tuscarora is a 240-mile pipeline system that transports natural gas from Oregon, where it interconnects TransCanada Corporation’s Gas Transmission Northwest System, to markets in Oregon, California, and Nevada. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly-owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc. also holds common units of TC PipeLines, LP. Common units of TC PipeLines, LP are quoted on the NASDAQ Global Select Market and trade under the symbol “TCLP.” For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Cautionary Statement Regarding Forward-Looking Information
This news release may include “forward-looking statements” regarding future events and the future financial performance of TC PipeLines, LP. All statements other than statements of historical fact included or incorporated herein may constitute forward-looking statements. Words such as “anticipate,“ “believe,” “continue,” “estimate,” “expect,” “intend,” “forecast,” “project,” “may,” “plan,” “strategy,” “will,” and similar expressions identify forward-looking statements. All forward-looking statements are based on the Partnership’s current beliefs as well as assumptions made by and information currently available to the Partnership. These statements reflect the Partnership’s current views with respect to future events and are not guarantees of performance. Actual results may differ materially from those expressed or implied in these forward-looking statements and are subject to a number of risks and uncertainties. Important factors that could cause actual results to materially differ from the Partnership's current expectations include the demand for Great Lakes and Northern Border transportation in the future; the risk of a prolonged slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the U.S. economy; regulatory decisions, particularly those of the FERC; the ability of Great Lakes and Northern Border to recontract their available capacity on competitive terms; the Partnership’s ability to identify and/or consummate accretive growth opportunities from TransCanada Corporation or others; the ability to access capital and credit markets with competitive rates and terms; operational decisions of the operator of our pipeline systems; the failure of a shipper on any one of the Partnership’s pipelines to perform its contractual obligations; supply of natural gas in the Western Canada Sedimentary Basin and in competing basins, such as the Rocky Mountains; future demand for natural gas; overcapacity in the industry; success of other pipelines competing with Northern Border and Great Lakes by bringing competing U.S.-sourced gas to Northern Border’s and Great Lakes’ markets; and other risks inherent in the transportation of natural gas as discussed in the Partnership’s filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the most recently completed fiscal year and its subsequently filed Quarterly Reports on Form 10-Q. These filings are available to the public over the Internet at the SEC’s website (www.sec.gov) and via the Partnership’s website (www.tcpipelineslp.com). The Partnership disclaims any intention or obligation to update publicly or revise any such forward-looking statements, whether as a result of new information, future events or otherwise, occurring after the date hereof.

Media Inquiries:	Cecily Dobson/Terry Cunha	403.920.7859 800.608.7859
Unitholder and Analyst Inquiries:	Terry Hook	877.290.2772 investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statement of Income

(unaudited)	Three months ended September 30,		Nine months ended September 30,
(millions of dollars except per common unit amounts)	2010	2009	2010	2009(a)

Equity income from investment in Great Lakes	14.6	13.2	44.0	45.6
Equity income from investment in Northern Border	21.0	10.5	47.8	31.5
Transmission revenues	17.4	17.5	51.8	51.1
Operating expenses	(3.1)	(2.5)	(9.8)	(8.2)
General and administrative	(0.9)	(1.0)	(3.3)	(5.1)
Depreciation	(3.8)	(3.7)	(11.2)	(11.0)
Financial charges, net and other	(6.6)	(6.6)	(19.3)	(22.7)
Net income	38.6	27.4	100.0	81.2

Pre-acquisition net income contribution from North Baja	-	-	-	(8.3)
Net income prior to recast	38.6	27.4	100.0	72.9
Net income allocation
Common units	37.8	26.8	98.0	66.1
General partner	0.8	0.6	2.0	6.8
	38.6	27.4	100.0	72.9

Net income per common unit	$0.82	$0.65	$2.12	$1.78

Weighted average common units outstanding (millions)	46.2	41.2	46.2	37.0

Common units outstanding, end of the period (millions)	46.2	41.2	46.2	41.2

(a) The acquisition of North Baja from TransCanada Corporation was accounted for as a transaction between entities under common control, similar to a pooling of interests, whereby the assets and liabilities of North Baja were recorded at TransCanada Corporations’s carrying value and the Partnership’s historical financial information was recast to include North Baja for all periods presented on a consolidated basis. The effect of recasting the Partnership’s consolidated financial statements to account for the common control transaction increased the Partnership’s net income by $8.3 million for the nine months ended September 30, 2009 from amounts previously reported.

Consolidated Condensed Balance Sheet

(unaudited)
(millions of dollars)	September 30, 2010	December 31, 2009
ASSETS
Current assets	14.9	11.7
Investment in Great Lakes	688.7	691.2
Investment in Northern Border	513.5	523.0
Other assets	447.5	449.2
	1,664.6	1,675.1

LIABILITIES AND PARTNERS' EQUITY
Current liabilities	9.2	5.8
Fair value of derivative contracts, including current portion and other	18.7	24.5
Long-term debt, including current portion	530.1	541.3
Partners' equity	1,106.6	1,103.5
	1,664.6	1,675.1

Non-GAAP Measures
Reconciliations of Net Income to Net Income Prior to Recast and Partnership Cash Flows

(unaudited)	Three months ended September 30,		Nine months ended September 30,
(millions of dollars except per common unit amounts)	2010	2009	2010	2009
Net income(a)	38.6	27.4	100.0	81.2
North Baja's contribution prior to acquisition(a)	-	-	-	(8.3)
Net income prior to recast	38.6	27.4	100.0	72.9
Add:
Cash distributions from Great Lakes(b)	17.4	19.8	51.1	54.0
Cash distributions from Northern Border(b)	19.9	11.8	57.7	58.5
Cash flows provided by North Baja's operating activities	8.2	8.5	22.2	8.5
Cash flows provided by Tuscarora's operating activities	6.9	6.9	18.9	18.9
	52.4	47.0	149.9	139.9
Less:
Equity income from investment in Great Lakes	(14.6)	(13.2)	(44.0)	(45.6)
Equity income from investment in Northern Border	(21.0)	(10.5)	(47.8)	(31.5)
North Baja's net income	(5.1)	(6.2)	(15.5)	(6.2)
Tuscarora's net income	(4.2)	(4.1)	(12.1)	(12.3)
	(44.9)	(34.0)	(119.4)	(95.6)
Partnership cash flows before general partner distributions	46.1	40.4	130.5	117.2
General partner distributions(c)	(0.7)	(0.7)	(2.1)	(7.1)
Partnership cash flows	45.4	39.7	128.4	110.1
Cash distributions declared	(35.4)	(30.7)	(104.2)	(89.2)
Cash distributions declared per common unit(d)	$0.750	$0.730	$2.210	$2.165
Cash distributions paid	(34.4)	(30.7)	(103.3)	(86.3)
Cash distributions paid per common unit(d)	$0.730	$0.730	$2.190	$2.140

(a) The acquisition of North Baja from TransCanada Corporation was accounted for as a transaction between entities under common control, similar to a pooling of interests, whereby the assets and liabilities of North Baja were recorded at TransCanada Corporation’s carrying value and the Partnership’s historical financial information was recast to include North Baja for all periods presented on a consolidated basis.

(b) In accordance with the cash distribution policies of the respective pipeline systems, cash distributions from Great Lakes and Northern Border are based on their respective prior quarter financial results.

(c) General partner distributions represent the cash distributions declared to the general partner with respect to its two per cent interest plus an amount equal to incentive distributions.

(d) Cash distributions declared per common unit and cash distributions paid per common unit are computed by dividing cash distributions, after the deduction of the general partner's allocation, by the number of common units outstanding. The general partner's allocation is computed based upon the general partner's two per cent interest plus an amount equal to incentive distributions.

Operating Statistics

	Three months ended September 30,		Nine months ended September 30,
(unaudited)	2010	2009	2010	2009
Great Lakes
Volumes:
Average throughput (million cubic feet per day)	2,173	1,622	2,146	2,071
Capital Expenditures (millions of dollars):
Maintenance	0.9	2.1	3.9	3.5
Growth	2.7	1.4	3.6	1.5
Northern Border
Volumes:
Average throughput (million cubic feet per day)	2,557	2,025	2,410	1,976
Capital Expenditures (millions of dollars):
Maintenance	1.2	2.1	2.1	5.4
Growth	1.1	0.4	2.2	4.3
North Baja(a)
Capital Expenditures (millions of dollars):
Maintenance	0.4	-	0.5	-
Growth	0.1	0.4	8.5	1.6
Tuscarora (a)
Capital Expenditures (millions of dollars):
Maintenance	-	0.1	0.2	0.2
Growth	0.4	0.2	0.5	0.5

(a) Volumes are not presented for North Baja and Tuscarora as Partnership Cash Flows and Net Income from these investments are underpinned by long-term firm contracts and do not vary significantly with changes in throughput.